EXHIBIT (a)(1)(F)

Offer to Purchase for Cash

by

Liberty Global plc

Up to $625 million in value of its Class A Ordinary Shares

At a Cash Purchase Price Not Greater than $29.00 per Share Nor Less than $25.25 per Share

AND

Up to $1.875 billion in value of its Class C Ordinary Shares

At a Cash Purchase Price Not Greater than $28.50 per Share Nor Less than $24.75 per Share

THE OFFERS, PRORATION PERIODS AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE (1) MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 9, 2019,

UNLESS THE OFFERS ARE EXTENDED OR TERMINATED.

August 12, 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Liberty Global plc, a public limited company organized under the laws of England and Wales (the “Company”), has appointed us to act as Dealer Managers in connection with its invitation for its shareholders to tender (i) up to $625 million in value of its issued and outstanding Class A ordinary shares, nominal value $0.01 per share (each, a “Class A Share”), for purchase by Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., each acting as principal (each, a “Counterparty Bank,” and together, the “Counterparty Banks”), at a price not greater than $29.00 nor less than $25.25 per Class A Share (the “Class A Offer”), and (ii) up to $1.875 billion in value of its issued and outstanding Class C ordinary shares, nominal value $0.01 per share (each, a “Class C Share,” and the Class A Shares, individually or collectively with the Class C Shares, as appropriate, the “Shares”), for purchase by the Counterparty Banks at a price not greater than $28.50 nor less than $24.75 per Class C Share (the “Class C Offer”), in each case, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 12, 2019 (together with any amendments or supplements thereto, the “Offer to Purchase”), the applicable Letter of Transmittal (together with any amendments or supplements thereto, each, a “Letter of Transmittal” or collectively, the “Letters of Transmittal”) and other related materials as may be amended or supplemented from time to time. The Class A Offer and Class C Offer are sometimes collectively referred to as the “Offers” and individually as an “Offer.”

The Offers will be conducted such that the Counterparty Banks will initially purchase their respective allocated portion of the Shares, and take actions to facilitate the Company’s subsequent purchase of the Shares, pursuant to the Counterparty Bank Agreements (as defined in the Offer to Purchase) and the terms and conditions of the Offer to Purchase. The Company will generally make all decisions and determinations with respect to the Offers, including with respect to the satisfaction or waiver of conditions to the Offers set forth in the Offer to Purchase, the acceptance of Shares for purchase by the Counterparty Banks. As used herein, the reference to the Company’s purchases of the Shares “through the Counterparty Banks,” refers to the initial purchase of Shares in the Offers by the Counterparty Banks and the Company’s subsequent purchase of the same Shares pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offer to Purchase. The Shares to be purchased by the Counterparty Banks will be allocated equally between the Counterparty Banks in accordance with the Option Framework Agreements (as defined in the Offer to Purchase).

The Company will, upon the terms and subject to the conditions of the Class A Offer, determine a single per Share price for the Class A Shares that are properly tendered and not properly withdrawn from the Class A Offer, taking into account the total number of Class A Shares properly tendered and the prices specified, or deemed specified by tendering shareholders. This single per Share price for Class A Shares (the “Final Class A Purchase Price”) will be the lowest single purchase price, not greater than $29.00 nor less than $25.25 per

Class A Share, that would allow the Company to purchase, through the Counterparty Banks, $625 million in value of Class A Shares, or a lower amount, depending on the number of Class A Shares properly tendered and not properly withdrawn.

The Company will, upon the terms and subject to the conditions of the Class C Offer, determine a single per Share price for the Class C Shares that are properly tendered and not properly withdrawn from the Class C Offer, taking into account the total number of Class C Shares properly tendered and the prices specified, or deemed specified by tendering shareholders. This single per Share price for Class C Shares (the “Final Class C Purchase Price”) will be the lowest single purchase price, not greater than $28.50 nor less than $24.75 per Class C Share, that would allow the Company to purchase, through the Counterparty Banks, $1.875 billion in value of Class C Shares, or a lower amount, depending on the number of Class C Shares properly tendered and not properly withdrawn. The Company sometimes refers to the Final Class A Purchase Price and Final Class C Purchase Price collectively as the “Final Purchase Prices” and individually as the “Final Purchase Price.”

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offers in this letter is only a summary and is qualified by the terms and conditions of the Offers set forth in the Offer to Purchase, the applicable Letter of Transmittal and other related materials.

No Class A Shares and/or Class C Shares tendered at prices in excess of the applicable Final Purchase Price will be purchased. Upon the terms and subject to the conditions of the Class A Offer, if, based on the Final Class A Purchase Price, all Class A Shares properly tendered and not properly withdrawn have an aggregate value of less than $625 million, the Company will purchase, through the Counterparty Banks, all Class A Shares properly tendered at or below the Final Class A Purchase Price and not properly withdrawn prior to one (1) minute after 11:59 P.M., New York City time, on September 9, 2019, unless the Offers are extended or terminated (such date, as may be extended, the “Expiration Date”). When used together with a specific time, the term “Expiration Date” refers to the date on which the applicable Offer expires.

Upon the terms and subject to the conditions of the Class C Offer, if, based on the Final Class C Purchase Price, all Class C Shares properly tendered and not properly withdrawn have an aggregate value of less than $1.875 billion, the Company will purchase, through the Counterparty Banks, all Class C Shares properly tendered at or below the Final Class C Purchase Price and not properly withdrawn prior to the Expiration Date. Only Class A Shares and/or Class C Shares properly tendered at prices at or below the applicable Final Purchase Price, and not properly withdrawn, will be purchased in the applicable Offer upon the terms of and subject to the conditions of such Offer (including the “Odd Lot” priority, proration and the conditional tender provisions described in the Offer to Purchase). Shares not purchased in the Class A Offer and/or Class C Offer will be returned to the tendering shareholders promptly after the Expiration Date. In the unlikely event the Offers have different Expiration Dates (e.g., due to an extension of one Offer and not the other), “Expiration Date” shall mean the applicable Expiration Date as the context shall so require.

Under no circumstances will interest be paid on the applicable Final Purchase Price for the Class A Shares and/or Class C Shares regardless of any delay in making such payment. All Shares acquired in the Offers, if any, will be acquired at the applicable Final Purchase Price. The Company reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the aggregate value of Class A Shares and/or Class C Shares sought in the Offers, in each case, subject to applicable law and the authority of the Company to conduct the purchase of its ordinary shares in the capital of Liberty Global as approved by the shareholders of the Company at its annual general meeting of shareholders held on June 11, 2019 (the “2019 Shareholder Authorization”). In accordance with the rules of the Securities and Exchange Commission and subject to the 2019 Shareholder Authorization, if Class A Shares having an aggregate value of more than $625 million and/or if Class C Shares having an aggregate value of more than $1.875 billion, in each case, are properly tendered in the applicable Offer at or below the applicable Final Purchase Price and not properly withdrawn, the Company may increase the number of Class A Shares and/or Class C Shares accepted for payment, through the Counterparty

Banks, in the applicable Offer by no more than 2% of the outstanding Class A Shares and/or Class C Shares, as applicable, without extending the applicable Offer.

The Company reserves the right to (i) upon the occurrence of certain conditions to the Offers more specifically described in the Offer to Purchase, (a) terminate either or both Offers and return all tendered Shares to the tendering shareholders, (b) extend either or both Offers and, subject to the withdrawal rights set forth in the Offer to Purchase, retain all of the tendered Shares until the expiration of the Offers as so extended, (c) waive a condition to the Offers and, subject to any requirement to extend the period of time during which the Offers are open, purchase, through the Counterparty Banks, all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date or (d) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of such condition, or (ii) amend either or both Offers in any respect, subject to applicable law and the 2019 Shareholder Authorization.

Class A Offer. Upon the terms and subject to the conditions of the Class A Offer, if, based on the Final Class A Purchase Price, Class A Shares having an aggregate value in excess of $625 million (or such greater amount as the Company may elect to accept for payment, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization) have been properly tendered at prices at or below the Final Class A Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase, through the Counterparty Banks, Class A Shares in the following order:

•

first, all Odd Lots of less than 100 Class A Shares at the Final Class A Purchase Price from shareholders who properly tender all of their Class A Shares at or below the Final Class A Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Class A Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference;

•

second, after purchasing all Odd Lots that were properly tendered at or below the Final Class A Purchase Price, subject to the conditional tender provisions (whereby a holder may specify a minimum number of such holder’s Class A Shares that must be purchased if any such Shares are purchased), the Company will purchase, through the Counterparty Banks, all Class A Shares properly tendered at or below the Final Class A Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Class A Shares; and

•

third, only if necessary to permit the Company to purchase, through the Counterparty Banks, $625 million in value of Class A Shares (or such greater amount as the Company may elect to purchase, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization), the Company will purchase, through the Counterparty Banks, Class A Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Class A Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Class A Shares are conditionally tendered must have tendered all of their Class A Shares. Random lot would be facilitated by the Company through the Counterparty Banks.

As a result of the foregoing priorities applicable to the purchase of Class A Shares tendered, it is possible that fewer than all Class A Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Class A Shares, none of those Class A Shares will be purchased even though those Class A Shares were tendered at prices at or below the Final Class A Purchase Price. No fractional Class A Shares will be purchased in the Class A Offer.

Class C Offer. Upon the terms and subject to the conditions of the Class C Offer, if, based on the Final Class C Purchase Price, Class C Shares having an aggregate value in excess of $1.875 billion (or such greater amount as the Company may elect to accept for payment, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization) have been properly tendered at prices at or below the Final Class C Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase, through the Counterparty Banks, Class C Shares in the following order:

•

first, all Odd Lots of less than 100 Class C Shares at the Final Class C Purchase Price from shareholders who properly tender all of their Class C Shares at or below the Final Class C Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Class C Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference;

•

second, after purchasing all Odd Lots that were properly tendered at or below the Final Class C Purchase Price, subject to the conditional tender provisions (whereby a holder may specify a minimum number of such holder’s Class C Shares that must be purchased if any such Shares are purchased), the Company will purchase, through the Counterparty Banks, all Class C Shares properly tendered at or below the Final Class C Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Class C Shares; and

•

third, only if necessary to permit the Company to purchase, through the Counterparty Banks, $1.875 billion in value of Class C Shares (or such greater amount as the Company may elect to purchase, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization), the Company will purchase, through the Counterparty Banks, Class C Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Class C Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Class C Shares are conditionally tendered must have tendered all of their Class C Shares. Random lot would be facilitated by the Company through the Counterparty Banks.

As a result of the foregoing priorities applicable to the purchase of Class C Shares tendered, it is possible that fewer than all Class C Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Class C Shares, none of those Class C Shares will be purchased even though those Class C Shares were tendered at prices at or below the Final Class C Purchase Price. No fractional Class C Shares will be purchased in the Class C Offer.

Shares not purchased in the Offers, including Shares tendered at prices in excess of the applicable Final Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders at the Company’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offers are not conditioned on any minimum number of Shares being tendered. The Offers are, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;

2.	The yellow Letter of Transmittal for Class A Shares and the grey Letter of Transmittal for Class C Shares for your use and for the information of your clients, including an IRS Form W-9;

3.

Notice of Guaranteed Delivery for Class A Shares and Notice of Guaranteed Delivery for Class C Shares to be used to accept either or both Offer if the Share certificates and all other required documents cannot be delivered to the Depositary, or if the procedure for book-entry transfer cannot be completed, before the Expiration Date, as described in Section 3 of the Offer to Purchase;

4.

A letter to clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offers; and

5.	A return envelope addressed to Computershare Trust Company, N.A., as Depositary for the Offers.

The Company’s Board of Directors has authorized the Offers in accordance with the terms and conditions of the Offer to Purchase and the Counterparty Bank Agreements. However, none of the Company, the members of its Board of Directors, the Counterparty Banks, Credit Suisse Securities (USA) LLC or HSBC Securities (USA) Inc., the dealer managers for the Offers (the “Dealer Managers”), Computershare Trust Company, S.A., the depositary for the Offers (the “Depositary”), or Innisfree M&A Incorporated, the information agent for the Offers (the “Information Agent”), makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Shares or as to the price or prices at which shareholders may choose to tender their Shares. None of the Company, the members of its Board of Directors, the Counterparty Banks, the Dealer Managers, the Depositary or the Information Agent has authorized any person to make any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. Shareholders should carefully evaluate all information in the Offer to Purchase and the applicable Letter of Transmittal, and should consult their financial and tax advisors. Shareholders must decide whether to tender or refrain from tendering their Shares and, if deciding to tender, how many Shares to tender and the price or prices at which they wish to tender. In doing so, a shareholder should read carefully the information in the Offer to Purchase and the applicable Letter of Transmittal before making any decision with respect to the Offers.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFERS, PRORATION PERIODS AND WITHDRAWAL RIGHTS EXPIRE ONE (1) MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 9, 2019, UNLESS THE OFFERS ARE EXTENDED.

For Shares to be tendered properly pursuant to the Offers, one of the following must occur: (i) the certificates for such Shares, or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) the applicable Letter of Transmittal, properly completed and duly executed, including any required signature guarantees and any documents required by the applicable Letter of Transmittal, or (b) an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase or (ii) shareholders whose certificates for Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary, or cannot complete the procedures for book-entry transfer prior to the Expiration Date, must properly complete and duly execute the applicable Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

The Company will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Dealer Managers and the Information Agent, as described in Section 15 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offers. The Company will, however, upon request, reimburse brokers, dealers (including, if applicable, the Dealer Managers), commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offers and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Managers, the Information Agent or the Depositary for purposes of the Offers. The Company will cause the Counterparty Banks to pay, or to cause to be paid, all share transfer taxes, if any, applicable to the transfer of their respective allocations of Shares properly tendered and purchased in accordance with the terms of the Offers, except as otherwise provided in the Offer to Purchase or Instruction 7 in the applicable Letter of Transmittal.

Any inquiries you may have with respect to the Offers may be addressed to the Dealer Managers at their respective addresses and telephone numbers listed below.

Additional copies of the Offer to Purchase, the Letters of Transmittal and other related materials may also be obtained from the Information Agent for the Offers collect at (888) 750-5834.

Very truly yours,

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

The Dealer Managers for the Offers are:

Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, New York 10010 Call Toll-Free: (800) 318-8219 Call U.S. Local: (212) 538-4581	HSBC Securities (USA) Inc. 452 Fifth Avenue New York, New York 10018 Call Toll-Free: (888) 472-2456 Call U.S. Local: (212) 525-3672